Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-82453 on Form S-3 and No. 333-138703 on Form S-8 of our report dated March 9, 2017, relating to the consolidated financial statements of ACRE Realty Investors Inc. appearing in this Annual Report on Form 10-K of ACRE Realty Investors Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

New York, New York

March 9, 2017